SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 4, 2008
CYTRX CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

000-15327 (Commission File Number)	58-1642740 (I.R.S. Employer Identification No.)

11726 San Vicente Boulevard, Suite 650 Los Angeles, California (Address of Principal Executive Offices)	90049 (Zip Code)
(310) 826-5648
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2 below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02	Unregistered Sales of Equity Securities.
     On March 4, 2008, CytRx Corporation (“we,” “us,” “our,” “CytRx” or the “company”) issued 203,252 shares of its common stock to the holder of a common stock purchase warrant upon the exercise of the common stock purchase warrant. The purchase price of the foregoing 203,252 shares was $2.00 per share (the exercise price of the warrant). As a result of the foregoing warrant exercise, CytRx issued more than 1% of its outstanding shares of common stock in unregistered transactions upon exercises of warrants since the last quarterly report on Form 10-Q that it filed with the Securities and Exchange Commission on November 14, 2007.
     Including the issuance of the 203,252 shares referred to above, from November 14, 2007, CytRx issued a total of 951,665 shares of its common stock in unregistered sales of its equity securities. The 951,665 shares were issued to five holders of warrants in connection with the exercise by such warrantholders of outstanding CytRx common stock purchase warrants. The 951,665 shares were issued for the following consideration: 203,252 shares were issued upon the payment of the $2.00 per share warrant exercise price; 70,000 shares were issued upon the payment of the $1.69 per share warrant exercise price; 198,413 shares were issued upon the payment of the $1.54 per share warrant exercise price; and 480,000 shares were issued upon the payment of the $0.20 per share warrant exercise price. CytRx received approximately $926,000 in the aggregate upon the exercise of the foregoing warrants.
     As of March 10, 2008, following the issuance of the 951,665 shares, CytRx had outstanding approximately 90.7 million shares of common stock (exclusive of treasury shares).
     CytRx’s issuance of the 951,665 shares of its common stock upon exercise of outstanding warrants that is described above in this Item 3.02 was exempt from registration under the Securities Act of 1933 pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933.

ITEM 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers
     On March 11, 2008, CytRx will pay the previously announced award of shares of common stock of RXi Pharmaceuticals Corporation, or RXi, to our directors, officers and other employees. The award is being paid in connection with our payment on the same date of the dividend of RXi shares recently declared by us with respect to our outstanding common stock.
     Recipients of the award include our named executive officers holding stock options to purchase our common stock as of March 6, 2008, the record date for the dividend of RXi shares. The amount of the award will equal the number of RXi shares, if any, that each such individual would have received in the dividend of RXi shares, assuming such individual had exercised, in full, on a “net-exercise” basis, all such stock options to the extent they were exercisable as of March 6, 2008 based upon the market price of our common stock of $1.80 as of March 6, 2008 and the distribution ratio of one RXi share for every 20.05 shares of CytRx payable in the dividend to our stockholders. Based upon this formula, Steven A. Kriegsman, our President and Chief Executive Officer, Jack R. Barber, Ph.D., our Chief Scientific Officer, and Benjamin S. Levin, our General Counsel, Executive Vice President — Legal Affairs and Corporate Secretary, will receive 8,990 RXi shares, 6,352 RXi shares and 6,248 RXi shares, respectively.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTRX CORPORATION
By:	/s/ MITCHELL K. FOGELMAN
Mitchell K. Fogelman
Chief Financial Officer

Dated: March 10, 2008